UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

ConforMIS, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Crosby Drive
Bedford, MA 01730
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, the Board of Directors (the “Board”) of ConforMIS, Inc. (the “Company”), upon the recommendation of the nominating and corporate governance committee of the Board, elected Philip W. Johnston to the Board as a class II director, effective as of the Company’s upcoming Annual Meeting of Stockholders, currently scheduled for May 8, 2017 (the “Annual Meeting”). The Board also nominated Mr. Johnston to stand for election at the Annual Meeting. If elected, Mr. Johnston will serve as a class II director for a term of three years until the Company’s 2020 Annual Meeting of Stockholders, and until his successor is elected and qualified or until his earlier death, resignation or removal. Effective as of the Annual Meeting, the Board has set the number of directors constituting the board at seven.

In connection with his election to the Board, Mr. Johnston will be awarded a restricted stock grant under the Company’s 2015 Stock Incentive Plan having a fair market value of $220,000, measured using the sixty-day average stock price on the date of grant, in accordance with the Company’s director compensation practices. There are no understandings or arrangements between Mr. Johnston and any other person pursuant to which Mr. Johnston was elected as a director.

Item 7.01.	Regulation FD Disclosure.

On March 31, 2017, the Company issued a press release announcing the election of Mr. Johnston to the Board as a class II director and his nomination for election at the Annual Meeting, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated March 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: March 31, 2017	By:	/s/ Paul S. Weiner
Paul Weiner
Chief Financial Officer